Exhibit 23.1

Messineo & Co, CPAs LLC 2451 N McMullen Booth Rd Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, Amendment 4, is a part, of the report dated May 13, 2013 relative to the financial statements of Envoy Group Corp. as of April 30, 2013 and for the period April 8, 2013 (date of inception) through April 30, 2013.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Messineo & Co, CPAs LLC

Messineo & Co, CPAs LLC

Clearwater, Florida

September 19, 2013